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                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") is entered into, as of this 26th day of November, 1997, by and between Dominion Bridge Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company (the "Rights Agent").

                              W I T N E S S E T H

         WHEREAS, on November 26, 1996 the Board of Directors approved a Rights Agreement (the "Agreement") between the Company and the Rights Agent providing for the issuance of Rights (as defined therein); and

         WHEREAS, the Company and the Rights Agent desire to amend the Agreement in the manner hereinafter provided, which Amendment has been approved in accordance with Section 26 of the Agreement;

         1.     Certain Definitions.

         (A) Except as otherwise defined in this Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement.

         (B) For purposes of the Agreement, the term "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of outstanding shares of capital stock representing 15% or more of the Voting Power, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, Michel L. Marengere or any Affiliate or Associate of Michel L. Marengere, and those Persons who were parties to a certain Schedule 13D filed with the Commission on August 19, 1997 pursuant to the Exchange Act, and amended on September 16, 1997, November 3, 1997 and November 21, 1997, provided that no such Person acquires Beneficial Ownership of more than 23% of the Voting Power of the capital stock of the Company.

         2.     Continuing Effect.      Except as provided in this Amendment,
the Agreement shall remain in full force and effect.
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                    DOMINION BRIDGE CORPORATION

By /s/ Olivier Despres                     By /s/ Nicolas Matossian
   -------------------------------------      --------------------------------
   Name: Olivier Despres                      Name:  Nicolas Matossian
   Title:  Vice President and                 Title:    President
              General Counsel,
              Corporate Secretary

Attest:                                    CONTINENTAL STOCK TRANSFER & TRUST
                                           COMPANY

By /s/ Thomas Jennings                     By /s/ Roger Bernhammer
   -------------------------------------      --------------------------------
   Name: Thomas Jennings                      Name: Roger Bernhammer
   Title: Assistant Secretary                 Title: Vice President